Filed Pursuant to 424(b)(3)

Registration Statement No. 333-262279

PROSPECTUS SUPPLEMENT NO. 5

(To Prospectus dated March 31, 2022)

Up to 39,688,152 Shares of Common Stock

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This prospectus supplement supplements the prospectus dated March 31, 2022 (as amended or supplemented prior to the date hereof, the Prospectus), which forms a part of our registration statement on Form S-1 (File No. 333-262279). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the SEC) on September 13, 2022 (the Current Report). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offering and resale by the selling stockholders identified in the Prospectus of up to 39,688,152 shares of our common stock, par value $0.0001 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on The Nasdaq Global Market under the symbol “PRDS.” On September 12, 2022, the closing price of our common stock was $3.06 per share.

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Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 11 of the Prospectus.

The registration statement to which the Prospectus and this prospectus supplement relates registers the resale of a substantial number of shares of our common stock by the selling stockholders. Sales in the public market of a large number of shares, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

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Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this prospectus supplement or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is September 13, 2022

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2022

PARDES BIOSCIENCES, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40067	85-2696306
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2173 Salk Avenue, Suite 250

PMB#052

Carlsbad, CA 92008

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 415-649-8758

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PRDS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On September 13, 2022, Pardes Biosciences, Inc. (the Company) announced that it had commenced a Phase 2 clinical trial evaluating PBI-0451 for the treatment of SARS-CoV-2 infections and associated diseases (i.e., COVID-19). The Company expects to enroll 210 patients at approximately 75 sites in the United States in a double-blind, randomized study to evaluate the antiviral activity, safety, and efficacy of orally administered PBI-0451 compared with placebo in non-hospitalized symptomatic adults with COVID-19 who are not at increased risk of progressing to severe illness.

Eligibility to participate in the Phase 2 clinical trial will include symptoms of COVID-19 for five or less days and a positive test for SARS-CoV-2 infection. Use of concomitant medications for underlying health conditions will not be restricted in the clinical trial. Participants will be administered PBI-0451 orally with food, twice daily, at a 700 mg (2x 350 mg tablets) dose or placebo over five days. The primary objective will be to determine the proportion of patients below the limit of detection in nasal swab samples for infectious SARS-CoV-2 on day three. Secondary objectives will include assessments of safety and tolerability, time to sustained clinical recovery through day 28 defined as key COVID-19 symptoms, and hospitalizations and deaths. The Company anticipates that preliminary results will be shared in the first quarter of 2023.

In a Phase 1 clinical trial, PBI-0451 at single and multiple doses demonstrated favorable tolerability without any study drug discontinuations and there were no treatment emergent drug-related adverse events assessed as greater than mild in severity. Additionally, no direct drug-related adverse findings were observed in 14-day or 28-day toxicology studies conducted across multiple preclinical species. PBI-0451 does not require ritonavir boosting and has the potential to be used broadly due to an observed favorable drug-drug interaction profile.

The Company announces material information to its investors using filings with the Securities and Exchange Commission (the “SEC”) and the Company’s website at https://ir.pardesbio.com, as well as press releases, public conference calls, presentations and webcasts. Therefore, the Company encourages investors, the media and others interested in the Company to review the information it makes public in these locations, as such information could be deemed to be material information.

About PBI-0451

PBI-0451 is a potential stand-alone novel, direct-acting oral antiviral drug candidate for the treatment and prevention of SARS-CoV-2 infections in Phase 2 clinical development. PBI-0451 was developed to inhibit the main cysteine protease (Mpro) of all known coronaviruses, including SARS-CoV-2. Inhibiting Mpro prevents the liberation and assembly of the viral replication complex, blocking replication before it begins. The potent antiviral activity observed across SARS-CoV-2 variants in preclinical in vitro studies as well as the favorable safety and tolerability data from the Company’s first-in-human Phase 1 clinical trial (Study PBI-0451-0001, NCT 05011812) support continued clinical development of PBI-0451, which the Company believes has the potential to be a safe, effective and easy-to-prescribe oral antiviral for preventing and treating SARS-CoV-2 infections, including patients unable or unwilling to take currently authorized or approved therapies.

Forward Looking Statement

This Current Report on Form 8-K (Current Report) contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this Current Report, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “possible,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to the Company, may identify forward-looking statements. All statements that reflect the Company’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding the Company’s future business performance, conditions, plans, prospects, trends or strategies, including statements regarding PBI-0451’s potential as a safe, well-tolerated, easy to use and easy to prescribe SARs-CoV-2 oral antiviral treatment for all patients; the planned conduct of the Phase 2 clinical trial for PBI-0451; and the expected timing of reporting preliminary data from the Phase 2 clinical trial for PBI-0451. Forward-looking statements reflect the Company’s current beliefs, expectations, and assumptions regarding the future of its business, its future plans and strategies, its development plans, its preclinical and clinical results, future conditions and other factors the Company believes are appropriate in the circumstances. Although the Company believes the expectations and assumptions reflected in such forward-looking statements are reasonable, the Company can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause the Company’s actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) risks and uncertainties related to the Company’s ability to advance, obtain regulatory approval of and ultimately commercialize its product candidates; (ii) the timing and results of clinical trials; (iii) the Company’s ability to maintain financial resources necessary to continue its clinical trials, fund development goals and fund business operations; (iv) the impact of the COVID-19 pandemic on the Company’s business, clinical trials, financial condition, liquidity and results of operations; (v) the Company’s ability to protect its intellectual property; and (vi) other risks and uncertainties described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, and other filings with the SEC. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this Current Report speak only as of the date of this Current Report, even if subsequently made available by the Company on its website or otherwise. The Company disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PARDES BIOSCIENCES, INC.

By:	/s/ Thomas G. Wiggans
Name:	Thomas G. Wiggans
Title:	Chief Executive Officer and Chair of the Board of Directors

Date: September 13, 2022